China Security & Surveillance Technology Reports
Fourth Quarter and Full Year 2008 Financial Results

-- 4Q08 Revenue Increases 70.5% to $143.5 Million –
-- 4Q08 Adjusted Net Income Increases 47.1% to $23.7 Million –
-- 4Q08 Adjusted EPS Increases 28.9% to $0.49
-- Full Year 2008 Revenue Increases 77.9% to $427.4 Million –
-- Full Year Adjusted Net Income Increases 62.1% to $75.6 Million –
-- Full Year Adjusted EPS Increases 39.2% to $1.67

SHENZHEN, China, March 5, 2009 – China Security & Surveillance Technology, Inc. ("China Security" or "CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading provider of digital surveillance technology in the PRC, today reported its financial results for the fourth quarter and full year ending December 31, 2008.

Fourth Quarter 2008

Fourth quarter 2008 revenue increased 70.5% to $143.5 million, from $84.2 million in the fourth quarter of 2007, as demand for security solutions remains strong in both the government and private sectors. Organic revenue was approximately $124.3 million, or 86.6% of total revenue, while revenue from acquisitions was approximately $19 million or 13.4% of total revenue. As a result, organic revenues grew by $55.0 million, or 79.4% from $69.3 million in the same period of 2007.

In the fourth quarter, gross profits increased $11.0 million, or 44.5%, to $35.8 million, versus $24.8 million in the prior year's fourth quarter. However, in this challenging environment, more corporate customers insisted on price discounts, and therefore, gross margin decreased to 25.0%, from 29.5% for the same period of 2007. Correspondingly, operating margin decreased to 11.7%, from 16.1% a year ago, while net income decreased to $11.2 million from $14.8 million in the same quarter last year.

GAAP earnings per diluted share for the fourth quarter of 2008 was $0.23, as compared to $0.35 for the fourth quarter of 2007. GAAP results include: (1) approximately $5.6 million, or $0.12 per diluted share, of non-cash expense related to the redemption accretion on convertible notes; (2) approximately $2.7 million, or $0.06 per diluted share, of non-cash expense related to depreciation and amortization of long-lived assets due to our acquisition of subsidiaries, and (3) approximately $4.2 million, or $0.09 per diluted share, of non-cash expense related to employee stock compensation recognized pursuant to SFAS 123 (R).

Excluding these non-cash expenses, adjusted net income grew 47.1% to $23.7 million, versus $16.1 million in the fourth quarter of 2007. Adjusted earnings per diluted share was $0.49, a 28.9% increase from $0.38 per diluted share in the fourth quarter of 2007 (see "About Non-GAAP Financial Measures" toward the end of this release). Diluted share count increased 14% to $48.2 million from $42.2 million in the fourth quarter of 2007.

The Company's cash position at the end of 2008 was $47.8 million as compared to$65.9 million at the end of the third quarter. Working capital increased to $231.0 million, versus $207.1 million at the end of the previous quarter, and total debt was $163.1 million, up from $157.6 million at the end of the third quarter of 2008.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, "In the fourth quarter, we continued to see significant demand from government Safe-City contracts, and we continue to have excellent success in winning ever larger contracts, due to our strong brand and comprehensive product and services offerings. While our pricing and profitability remain firm in the government sector, we nevertheless experienced price erosions in our corporate segment, due to higher emphasis on cost controls by many of our corporate customers. As such, while we continue to project healthy demand and revenue growth over the next 12 months, we are focused on further integrating our operations and generating greater synergies across our portfolio of technologies, products, and subsidiaries. We are also focused on increasing our manufacturing and administrative efficiencies through targeted cost savings initiatives."

Full Year 2008

Revenue increased 77.9% to $427.4 million, from $240 million in 2007. The strong revenue growth was driven by continued demand for surveillance and safety products in China, and increased government deployment of surveillance and safety systems in public places. During 2008, government customers account for 49.0% of total revenue, while corporate customers account for 51.0%. Organic revenue for 2008 was approximately $361.5 million, or 84.6% or total revenue. Non-organic revenue, or revenue of acquired companies, was approximately $65.9 million or 15.4% of total revenue. As a result, organic revenues grew during the year by $170.8 million, or 89.6%, from $190.7 million in 2007.

Full year 2008 gross profits increased 73.3% to $120.5 million, from $69.5 million for 2007. Gross margin for the year was 28.2%, a slight decrease from 28.9% for 2007. Income from operations in 2008 increased 34.7% to $57.5 million, from $42.7 million in the prior year; however, operating margin decreased to 13.4% from 17.8%, primarily due to higher selling, general and administrative (SG&A) expenses and non-cash expenses.

Accordingly, GAAP net income in 2008 decreased 7.7% to $32.6 million, from $35.3 million in 2007; and, GAAP earnings per diluted share decreased to $0.72 from $0.91 in 2007. GAAP results for the full year of 2008 include: (1) approximately $19.6 million, or $0.43 per diluted share, of non-cash expense related to the redemption accretion on convertible notes (as described below under the caption "Explanation of Redemption Accretion"); (2) approximately $9.5 million, or $0.21 per diluted share, of non-cash expense related to depreciation and amortization of long-lived assets due to our acquisition of subsidiaries, and (3) approximately $13.8 million, or $0.31 per diluted share, of non-cash expense related to employee stock compensation recognized pursuant to SFAS 123 (R).

Excluding these non-cash expenses, adjusted net income increased 62.1% to $75.6 million, versus $46.6 million in 2007. Adjusted earnings per diluted share grew 39.2% to $1.67, from $1.20 per diluted share in 2007 (see the "Reconciliation of GAAP to non-GAAP Measures" toward the end of this release).

Financial Outlook

For the full year 2009, the Company reaffirms its revenue projection of $600 to $630 million. The Company also reaffirms adjusted net income of $108-$113 million and adjusted diluted earnings per share of $2.16-$2.26. The company estimates that non-cash interest expense on redemption accrual, employee stock compensation expense, and depreciation and amortization will be approximately $22.7 million, $18.5 million, and $12 million, respectively.

Mr. Tu concluded, "We remain confident about the business and the growth of the security industry. Our strategy has always been to be the market leader, and we have executed on our strategy successfully. We have built our industry's leading brand, distribution, product and services breadth, and manufacturing capabilities, and we have begun to realize the benefits of our self-reinforcing foundation, as we continue to see higher revenues, and a greater number of larger Safe City contracts.

In the coming year, we aim to expand our market leadership in China through greater integration of our corporate strengths and assets. We believe that our strategic consolidation efforts during the previous two years provide us with the strongest and most complete capabilities in offering turnkey security solutions demanded by our large corporate and government customers. We also aim to expand our international business through strategic partnerships and targeted market developments. Even taking into account the current global economic situation, we believe this is a great time to leverage our expertise and increase our brand awareness on a more global scale. As such, we continue to evaluate additional strategic partnerships with leading vendors of security technology and services that seek to leverage our leading brand, distribution, and manufacturing capabilities in the Chinese market."

Explanation of Redemption Accretion

The Company raised $60 million and $50 million through two guaranteed senior unsecured convertible note financings with Citadel Equity Fund Ltd. in February 2007 and April 2007, respectively. These notes bear interest at a rate of 1% per annum and are due in 2012. Under the indentures, if the notes are not converted before their respectively maturities, the notes are to be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest.

As of December 31, the Company accrued $19.6 million as a redemption amount payable under the notes, which was included in interest expense. Unlike the annual interest rate of 1% that the Company is actually paying out to the note holders under the notes on a semi-annual basis, the Company would only pay the accrued redemption amount under the notes if the notes are not converted into the Company's common stock before their respective maturity dates and are redeemed in accordance with their terms. Nevertheless, the Company believes that it must accrue the entire redemption amount under U.S. generally accepted accounting principles.

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on March 05, 2009. The Company invites you to join the call by dialing 1-913-312-9325. A live webcast of the conference call will be available at www.csst.com. A replay of the call will be available from March 05, 2009 to March 12, 2009. Listeners may access the replay by dialing 1-719-457-0820, passcode: 1429713.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and services surveillance and safety products and systems as well as develops surveillance and safety related software in China. Its customers are mainly comprised of commercial and government entities and non-profit organizations. China Security has built a diversified customer base through its extensive sales and service network that includes over 150 branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the accrual for the redemption amount payable under certain outstanding convertible notes issued by the Company and certain other non-cash charges. China Security believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that China Security's management excludes when it internally evaluates the performance of China Security's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Security. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash charges when making operational decisions. China Security believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Security's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Security's performance using the same methodology and information as that used by China Security's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Security's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income (Unaudited)

All amounts, other than for share and per share amounts, in thousands of U.S. dollars

	Twelve Months Ended		Three Months Ended

	12/31/2008	12/31/2007	12/31/2008	12/31/2007

GAAP Net Income	$32,603	$35,319	$11,223	$14,825

Less:

Gain on disposal of long lived assets	-	(11,587)	-	(6,898)

Addition:

Depreciation and amortization	9,491	5,040	2,745	1,714

Non cash employee compensation	13,837	4,157	4,175	2,102

Redemption accretion on convertible notes	19,641	13,701	5,551	4,363

Non-GAAP Net Income	$75,572	$46,630	$23,694	$16,106

Adjusted EPS (Unaudited)

	Twelve Months Ended		Three Months Ended

	12/31/2008	12/31/2007	12/31/2008	12/31/2007

GAAP DILUTED EPS	$0.72	$0.91	$0.23	$0.35

Less:

Gain on disposal of long lived assets	-	(0.30)	-	(0.16)

Addition:

Depreciation and amortization	0.21	0.13	0.06	0.04

Non-cash employee compensation	0.31	0.11	0.09	0.05

Redemption accretion on convertible notes	0.43	0.35	0.12	0.10

Adjusted EPS	$1.67	$1.20	$0.49	$0.38

Share used in computing net income per
share (diluted) 'million	45.28	38.80	48.16	42.23

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products, our expectations regarding the continued growth of the surveillance and safety market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2008, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Company Contact:
Terence Yap
Tel: +86-755-8351-6102
Email: terence.yap@csst.com

Kewa Luo
Tel: +1-212-984-0688
Email: ir@csst.com

Investor Contact:
ICR:
Michael Tieu
Tel: +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel: +1-203-682-8200
Email: bill.zima@icrinc.com

Media Contact:
Patrick Yu
Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended
	December 31
	2008	2007

Revenues	$143,548	$84,174

Cost of goods sold	107,728	59,384

Gross profit	35,820	24,790

Selling and marketing	3,547	2,709

General and administrative	13,026	7,047

Depreciation and amortization	2,499	1,498

Income from operations	16,748	13,536

	0	0

Rental income received from related party	-	103

Interest income	47	60

Interest expense	(6,167)	(4,819)

Gain on disposal of fixed assets	-	8,115

Equity in net loss of affiliated companies	-	-

Other income, net	1,069	1,483

Income before income taxes and minority interest	11,697	18,478

Minority interest in income of consolidated subsidiaries	2	(32)

Income taxes	(476)	(3,621)

	(0)	(0)

Net income	11,223	14,825

Continued

NET INCOME PER SHARE

BASIC	0.2362	0.3536

DILUTED	0.2331	0.3517

WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING

BASIC	47,514,443	41,922,449

DILUTED	48,156,574	42,149,873

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 and 2006
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	2008	2007	2006

Revenues	$427,354	$240,188	$106,989
Cost of goods sold (including depreciation and amortization for the years ended December 31, 2008, 2007 and 2006 of $762, $216 and $0, respectively)	306,813	170,649	75,976
Gross profit	120,541	69,539	31,013
Selling and marketing	12,056	5,622	1,511
General and administrative (including non-cash employee compensation for the years ended December 31, 2008, 2007 and 2006 of $13,837, $4,157 and $0, respectively)	42,295	16,442	3,036
Depreciation and amortization	8,729	4,824	1,124
Income from operations	57,461	42,651	25,342
Rental income from related parties	--	483	496
Interest income	218	374	63
Interest expense	(21,765)	(15,011)	(108)
Gain on sale of affiliated company	--	--	307
Gain on disposal of land use rights and properties	--	13,632	--
Other income, net	2,236	2,530	711
Income before income taxes and minority interest	38,150	44,659	26,811
Minority interest in (income) loss of consolidated subsidiaries	33	(49)	9
Income taxes	(5,580)	(9,291)	(3,889)
Net income	32,603	35,319	22,931
Foreign currency translation gain	17,294	9,664	1,664
COMPREHENSIVE INCOME	$49,897	$44,983	$24,595
NET INCOME PER SHARE
BASIC	$0.73	$0.95	$0.88
DILUTED	$0.72	$0.91	$0.85
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	44,721,421	37,368,549	26,052,519
DILUTED	45,284,070	38,795,241	26,940,215

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS

	2008	2007
Cash and cash equivalents	$47,779	$89,071
Accounts receivable, net	148,205	63,206
Related party receivables	--	549
Inventories, net	117,042	40,606
Prepayment and deposits	7,280	3,225
Advances to suppliers	17,120	2,877
Other receivables	14,065	13,171
Tax refundable	--	92
Deferred tax assets - current portion	32	137
Total current assets	351,523	212,934
Deposits paid for acquisition of subsidiaries, properties and intangible assets	7,855	46,443
Plant and equipment, net	74,523	24,066
Land use rights, net	7,675	1,379
Intangible assets	56,913	39,800
Contingently returnable acquisition consideration	1,176	--
Goodwill	73,216	52,369
Deferred financing cost	1,082	150
Deferred tax assets - non-current portion	253	262
TOTAL ASSETS	$574,216	$377,403

Continued

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable - short term	$10,242	$12,814
Obligation under product financing arrangements - short term	2,469	--
Accounts payable	50,756	21,864
Accrued expenses	10,263	5,108
Advances from customers	28,621	8,352
Taxes payable	4,115	4,153
Payable for acquisition of businesses, properties and land use rights	11,915	--
Deferred income	1,207	915
Total current liabilities	119,588	53,206

LONG TERM LIABILITIES
Notes payable - long term	2,853	698
Obligation under product financing arrangements - long term	4,214	--
Convertible notes payable	143,342	123,701
Total liabilities	269,997	177,605
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	32	61

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized, 49,142,592 (2008) and 42,506,150 (2007) shares issued and outstanding	5	4
Additional paid-in capital	164,806	110,254
Retained earnings	109,405	76,802
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	29,167	11,873
Total shareholders' equity	304,187	199,737
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$574,216	$377,403

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 and 2006
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,603	$35,319	$22,931
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,491	5,040	1,124
Allowance for doubtful accounts	401	74	113
Provision for obsolete inventories	14	8	230
Amortization of loan origination fees	--	--	37
Common stock issued for services	--	--	250
Issue of warrants for investor relation services	--	--	185
Amortization of consultancy services	135	122	--
Non-cash compensation expense	13,837	4,157	--
Amortization of deferred financing cost	206	26	--
Redemption accretion on convertible notes	19,641	13,701	--
Gain on disposal of land use rights, properties, plant and equipment	--	(13,632)	(15)
Gain on sale of affiliated company	--	--	(307)
Deferred taxes	142	7	107
Minority interest	(33)	49	(9)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(73,827)	(28,539)	(13,992)
Related party receivables	587	(80)	3,768
Other receivables	(2,060)	(6,932)	(401)
Inventories	(63,306)	(7,851)	(13,328)
Prepayment and deposits	(2,381)	453	(3,233)
Advances to suppliers	(12,850)	1,178	(1,323)
Increase (decrease) in:
Accounts payable and accrued expenses	21,312	10,094	6,300
Advances from customers	17,077	1,376	--
Taxes payable	(318)	2,271	582
Related party payable	--	--	(9)
Deferred income	229	141	(26)
Net cash (used in) provided by operating activities	(39,100)	16,982	2,984

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 and 2006
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	2008	2007	2006
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(6,129)	(11,382)	(5,114)
Additions to intangible assets, other than through business acquisitions	(2,320)	(1,016)	(107)
Additions to land use rights, other than through business acquisitions	(5,101)	(591)	--
Deposits paid for acquisition of subsidiaries	(3,790)	(22,545)	--
Deposits refunded for acquisition of subsidiaries	1,943	--	--
Deposits paid for acquisition of properties and intangible assets	(357)	(23,898)	--
Net cash outflow on acquisition of net assets of
businesses acquired (net of cash acquired)	(10,997)	(36,378)	(6,539)
Proceeds from dispositions of non-current assets	--	--	592
Proceeds from disposal of land use rights
and properties	3,379	12,844	--
Net cash used in investing activities	(23,372)	(82,966)	(11,168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from (advanced to) directors	--	(71)	9
New borrowings, net of issuing cost	17,401	124,883	3,495
Repayment of borrowings	(19,386)	(8,045)	--
New borrowings from obligation under product financing arrangements	6,687	--	--
Repayment of obligation under product financing arrangements	(1,143)	--	--
Issue of common stock upon exercise of warrants	277	3,905	123
Issue of common stock, net of issuing expenses	9,700	--	32,285
Net cash provided by financing activities	13,536	120,672	35,912
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,936)	54,688	27,728
Effect of exchange rate changes on cash	7,644	3,403	975
Cash and cash equivalents, beginning of year	89,071	30,980	2,277
CASH AND CASH EQUIVALENTS, END OF YEAR	$47,779	$89,071	$30,980